Exhibit 99.1

NEWS RELEASE

Date:                  April 14, 2017

From:               Archie M. Brown, Jr., President & Chief Executive Officer

MainSource Bank  |  812-663-6734

MainSource Financial Group Receives Regulatory Approvals to

Acquire FCB Bancorp, Inc.

MainSource Financial Group, Inc. (“MainSource” or the “Company”) and FCB Bancorp, Inc. (“FCB”) announced today that the Federal Reserve Bank (the “FRB”) and the Kentucky Department of Financial Institutions (“KDFI”) have each approved MainSource’s proposed merger with FCB. The notifications from the FRB and KDFI represent all of the banking approvals which are required to consummate the proposed merger. The merger remains subject to approval by the shareholders of FCB and other customary closing conditions. It is expected to be complete during the second quarter of 2017.

Additional Information for Shareholders

In connection with the proposed merger, MainSource has filed with the SEC a Registration Statement on Form S-4 that includes a Proxy Statement of FCB and a Prospectus of MainSource (the “Proxy Statement/Prospectus”), as well as other relevant documents concerning the proposed transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about MainSource and FCB, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from MainSource at www.mainsourcebank.com under the tab “Investor Relations”. Alternatively, these documents, when available, can be obtained free of charge from MainSource upon written request to MainSource Financial Group, Inc., Attn: Corporate Secretary, 2105 North State Road 3 Bypass Greensburg, Indiana 47240 or by calling (812) 663-6734 or from FCB upon written request to FCB Bancorp, Inc., Attn: Brian Karst at 293 North Hubbards Lane, Louisville, Kentucky 40207 or by calling (502) 895-5040.

MainSource and FCB and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of FCB in connection with the proposed merger. Information about the directors and executive officers of MainSource is set forth in the proxy statement for MainSource’s 2017 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 24, 2017. Information about the directors and executive officers of FCB is set forth in the Proxy Statement/Prospectus.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger. Free copies of this document may be obtained as described in the preceding paragraph.

2105 N SR 3 Bypass, PO Box 2000, Greensburg, IN 47240  |   Phone 812-663-6734  |   MainSourceBank.com

Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements about the expected timing, completion, financial benefits and other effects of the proposed merger between MainSource and FCB.  Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning.  These forward-looking statements express management’s current expectations or forecasts of future events and, by their nature, are subject to risks and uncertainties and there are a number of factors that could cause actual results to differ materially from those in such statements.  Factors that might cause such a difference include, but are not limited to: expected cost savings, synergies and other financial benefits from the proposed merger might not be realized within the expected time frames and costs or difficulties relating to integration matters might be greater than expected; the requisite shareholder and regulatory approvals for the proposed merger might not be obtained; market, economic, operational, liquidity, credit and interest rate risks associated with MainSource’s and FCB’s businesses, competition, government legislation and policies; ability of MainSource and FCB to execute their respective business plans (including the proposed acquisition of FCB);  changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits; failure or circumvention of either MainSource’s or FCB’s internal controls; failure or disruption of our information systems; significant changes in accounting, tax or regulatory practices or requirements; new legal obligations or liabilities or unfavorable resolutions of litigations; other matters discussed in this Current Report and other factors identified in MainSource’s Annual Reports on Form 10-K and other periodic filings with the SEC.  These forward-looking statements are made only as of the date of this Current Report, and neither MainSource nor FCB undertakes an obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this Current Report.

About MainSource Financial Group

MainSource Financial Group is listed on the NASDAQ National Market under the symbol: “MSFG” and is a community-focused, financial holding company with assets of approximately $4.1 billion. MainSource operates 87 branches throughout Indiana, Illinois, Kentucky and Ohio through its banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana.

About FCB Bancorp, Inc.

FCB, headquartered in Louisville, is the holding company for The First Capital Bank of Kentucky (“First Capital Bank”), which operates 7 branches in greater Louisville. As of September 30, 2016, FCB had approximately $523.6 million in assets, $430 million in loans, $390 million in deposits and $30.66 million of total equity.